Consent of Independent Registered Public Accounting Firm

The Board of Trustees The Dreyfus/Laurel Funds, Inc.:

We consent to the use of our reports dated October 29, 2009 incorporated by reference herein and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Counsel and Independent Registered Public Accounting Firm” in the statements of additional information.

KPMG LLP

New York, New York December 21, 2009